Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings

Participating Funds
U.S. Registered Funds (Name of Fund, Aladdin Ticker):
iShares Core U.S. Aggregate Bond ETF (ISHAGG)
Multimanager Core Bond Portfolio (AXA-VIP)
BlackRock Balanced Capital Portfolio (FI) (BCS_F)
BlackRock Core Bond Portfolio (BR-CORE)
Strategic Income Opportunities Fund (BR-SIP)
BlackRock Total Return V.I. Portfolio (Ins - Var Ser) (BVA-BF)
BlackRock Total Return Portfolio (Ins - Series) (BVA-TR)
GuideStone Funds Low Duration Bond Fund (GUIDE)
Metropolitan Series Fund, Inc.- BlackRock Bond Income
Portfolio (MET-BI)
Master Total Return Portfolio of Master Bond LLC (MF-BOND)


The Offering

Key Characteristics (Complete ALL Fields)
Date of
Offering
Commencement:
07-09-2014

Security Type:
BND/CORP


Issuer
American International Group, Inc. (2019)

Selling
Underwriter
Goldman, Sachs & Co.

Affiliated
Underwriter(s)
[x] PNC Capital Markets LLC
[ ] Other:

List of
Underwriter(s)
Deutsche Bank Securities Inc., Goldman,
Sachs & Co., Morgan Stanley & Co. LLC,
U.S. Bancorp Investments, Inc., Barclays
Capital Inc., HSBC Securities (USA) Inc.,
RBC Capital Markets, LLC, RBS Securities
Inc., ANZ Securities, Inc., Lloyds
Securities Inc., Mizuho Securities USA
Inc., nabSecurities, LLC, Nomura
Securities International, Inc., PNC
Capital Markets LLC, Santander Investment
Securities Inc., Scotia Capital (USA)
Inc., SG Americas Securities, LLC, SMBC
Nikko Securities America, Inc., Standard
Chartered Bank, UniCredit Capital Markets
LLC, CastleOak Securities, L.P., Drexel
Hamilton, LLC, ING Financial Markets LLC,
Loop Capital Markets LLC, Mischler
Financial Group, Inc.,  Natixis Securities
Americas LLC, MFR Securities, Inc., Samuel
A. Ramirez & Company, Inc., Sandler
O'Neill & Partners, L.P., Muriel Siebert &
Co., Inc., Toussaint Capital Partners,
LLC, The Williams Capital Group, L.P.


Transaction Details

Date of Purchase
07-09-2014


Purchase
Price/Share
(per share / %
of par)
$99.798,


Total
Commission,
Spread or
Profit
0.350%


1.	Aggregate Principal Amount Purchased
(a+b)
$75,000,000

a.US Registered Funds
(Appendix attached with individual
Fund/Client purchase)
$22,565,000

b.Other BlackRock Clients
$52,435,000

2.	Aggregate Principal Amount of
Offering
$1,000,000,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25
(unless securities are Government
Securities)
0.075


Legal Requirements

Offering Type (check ONE)
The securities fall into one of the following transaction types (see Definitions):
[x] U.S. Registered Public Offering[Issuer must have 3 years of continuous operations]
[ ] Eligible Rule 144A Offering[Issuer must have 3 years of continuous operations]
[ ] Eligible Municipal Securities[Issuer must have 3 years of continuous operations]
[ ] Eligible Foreign Offering[Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering

Timing and Price (check ONE or BOTH)
[x] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[x]  YES
[ ]  NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[x]  YES
[ ]  NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.




Completed by:
Dillip Behera
Date:
07-15-2014

Global Syndicate Team Member




Approved by:
Steven DeLaura
Date:
07-15-2014

Global Syndicate Team Member